KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces the Hiring of Meryl Golden as Chief Operating Officer

KINGSTON, N.Y. -- (BUSINESS WIRE) – September 16, 2019 - **Kingstone Companies, Inc. (Nasdaq:KINS)** (the "Company" or "Kingstone") announced today that Meryl Golden will be joining the senior management team at KINS, as its Chief Operating Officer. Ms. Golden will hold the same position at Kingstone Insurance Company.

Meryl brings to Kingstone over 25 years of experience in the insurance industry, having previously held Northeast Regional General Management roles at both Progressive and Liberty Mutual. Most recently she was the head of business development for Arity's Insurance Solutions business. Meryl will drive strategic priorities and accountability inside Kingstone.

"I've known Meryl for twenty years and have the utmost respect for her knowledge, judgment and ability to lead our various operating teams. The Board and I are delighted that she has accepted our offer to join the Company's Executive Team," said Barry Goldstein, KINS Chairman and Chief Executive Officer. "Her stellar insurance career and her diverse knowledge base make Meryl an optimal choice to position Kingstone as a top tier regional carrier."

"I am thrilled to join the leadership team at KINS and am excited to lead the company in its next phase of operational excellence." said Ms. Golden. I am honored to take on these responsibilities and will seek to deliver even greater results in the future.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, Connecticut and Pennsylvania, Kingstone is also licensed (but not yet active) in New Hampshire and Maine.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319